Exhibit 10.1
The Star Entertainment Group Limited
AUD 300,000,000 Subordinated Debt and Convertible Notes

BINDING TERM SHEET

Terms and Conditions
Issuer:	The Star Entertainment Group Limited (ACN 149 629 023).
Investor:	Bally’s Corporation
Securities Offered:
Two tranches of investment, whereby:
•Tranche 1:
o    Tranche 1A Notes: shall be convertible into a number of Conversion Shares equal to 9.71% of the Issuer’s existing issued share capital on a pre-Notes issuance basis (the "Tranche 1A Notes").
o    Tranche 1B Notes: shall be convertible into a number of Conversion Shares equal to 4.85% of the Issuers existing issued share capital on a pre-Notes issuance basis (the "Tranche 1B Notes" and together with the Tranche 1A Notes the "Tranche 1 Notes").
o    Tranche 1C Subordinated Debt Instrument: unsecured subordinated debt (the "Sub Debt Instrument").
•Tranche 2 Notes: shall be convertible into a number of Conversion Shares which when aggregated with the number of Tranche 1A Notes Conversion Shares and Tranche 1B Notes Conversion Shares (assuming that they are issued) equals 56.7% of the Issuer's issued share capital on a fully diluted basis (the "Tranche 2 Notes"), each subordinated to the Senior Facility (as defined below) pursuant to the terms of the Subordination Deed (as defined below) and otherwise in accordance with these terms and conditions. The Tranche 1A Notes, the Tranche 1B Notes and the Tranche 2 Notes together being the "Notes".
The Issuer acknowledges that Investment Holdings Pty Ltd (the "Other Investor") may subscribe for the Tranche 1B Notes in full, and for the Sub Debt Instrument and Tranche 2 Notes each on a pro-rata basis relative to the proportion the Tranche 1B Notes have to the Tranche 1 Notes, noting all amounts in this Term Sheet assume the Investor subscribes for 100% of the Tranche 1 Notes and the Tranche 2 Notes.
For clarity, Investor shall make its investment hereunder either directly or through a wholly-owned subsidiary of Investor.

Status:
•Sub Debt Instrument: Direct, unconditional, unsecured and subordinated obligations of the Issuer, junior only to the Senior Facility and with standard restrictions on the Issuer and its subsidiaries and controlled entities (collectively the "Issuer Group") while such Sub Debt Instrument remains outstanding as outlined in Sub Debt Undertakings below and which will be repayable on the date of issue of the Tranche 2 Notes or otherwise as provided in this Term Sheet.
•Notes: Direct, unconditional, unsecured and subordinated obligations of the Issuer, junior only to the Senior Facility.
The payment obligations of the Issuer under the Notes and the Sub Debt Instrument will rank equally with all its other existing and future unsecured and subordinated obligations, save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

Currency:	Australian dollars ("AUD").
Principal Amount and Face Value:
•Tranche 1: the aggregate principal amount of Tranche 1 is AUD 100,000,000.00 (reduced by the principal amount for the Tranche 1B Notes and Sub Debt Instrument to be issued to the Other Investor) ("Tranche 1 Issue Price"), split between:
o    Tranche 1A Notes: the aggregate principal amount is AUD 22,281,428.80;
o    Tranche 1B Notes: the aggregate principal amount is AUD 11,140,714.40; and
o    Sub Debt Instrument: AUD 66,577,856.80 (reduced by the principal amount for the Sub Debt Instrument subscribed by the Other Investor) ("Sub Debt Issue Price").
•Tranche 2 Notes: the aggregate principal amount of the Tranche 2 Notes is AUD 266,577,856.80 (consisting of AUD 200,000,000.00 in new money and the Sub Debt Issue Price which will be applied to repay the principal amount of the Sub Debt Instrument issued to the Investor in full) (reduced by the principal amount for the Tranche 2 Notes to be issued to the Other Investor) ("Tranche 2 Issue Price").
•To the extent that, as referred to above, the Other Investor subscribes for the Tranche 1B Notes, and for the Sub Debt Instrument and Tranche 2 Notes on a pro-rata basis relative to the proportion the Tranche 1B Notes have to the Tranche 1 Notes, then the allocation of Tranche 1A Notes, the Sub Debt Instrument and Tranche 2 Notes for the Investor would be:
o    Tranche 1A Notes: AUD 22,281,428.80;
o    Sub Debt Instrument: AUD 44,385,237.87;
o    Tranche 2 Notes: AUD 177,718,571.20;
o    Total Commitment: AUD 244,385,237.87.

Issue Price:	100.0% of the aggregate principal amount of the applicable Sub Debt Instrument / Notes.
Conditions Precedent Tranche 2 Notes:
The Issuer will only be required to issue, and the Investor will only be required to subscribe for, Tranche 2 Notes if the following conditions precedent have been satisfied:
•the Issuer having received shareholder approval, including for the purpose of, and under, section 611 item 7 of the Corporations Act and the ASX Listing Rules ("Shareholder Approval");
•the Investor having received necessary approvals under the Foreign Acquisitions and Takeovers Act 1975 (Cth), Casino Control Act 1992 (NSW), Casino Control Act 1982 (Qld) and any other Australian regulatory approvals required to subscribe for the Tranche 2 Notes and for conversion of the Notes into Conversion Shares ("Regulatory Approvals"); and
•Long Form Agreements (as defined below) are entered into between the parties.

Signing Date:	7 April 2025
Settlement Date:
The Investor will pay the Issue Price in respect of the applicable Sub Debt Instrument / Notes to the Issuer in full on the day that is:
•Tranche 1A Notes, Tranche 1B Notes and Sub Debt Instrument: 2 Business Days after the date the Senior Lenders have obtained required credit approvals to provide (and have provided to the Issuer):
o    all consents, approvals and waivers necessary to cure any subsisting breach under the Senior Facilities; and
o    consent, subject to completion of KYC checks of the Investor, to any 'change of control' or similar provision under the Senior Facilities which may occur as a consequence of one or more transactions contemplated under the Term Sheet (including following the conversion of the Tranche 2 Notes to Shares).
•Tranche 2 Notes: 2 Business Days after receipt of Shareholder Approval; subject only to:
o    receipt of confirmation from the ASX under ASX Listing Rule 6.1 in relation to the Note terms;
o    confirmation from the Issuer that it and each other member of the Issuer Group is not in default and that it has no subsisting breaches under its Senior Facilities as at the day immediately prior to the date of issue of the Tranche 2 Notes;
o    Long Form Agreements having been entered into by the parties and there being no default under the Term Sheet or the Long Form Agreements; and
o    the Senior Lenders providing all consents, approvals and waivers necessary to give effect to the transactions contemplated under this Term Sheet (subject to the Subordination Deed).
If the above requirements in relation to the Tranche 2 Notes have been satisfied, Regulatory Approvals have not been obtained and there continues to be no default under the Term Sheet or the Long Form Agreements and the Issuer is not in default and has no subsisting breaches under the Senior Facilities:
o    by the time the Shareholder Approval is obtained, the principal amount of the Sub Debt Instrument shall be upsized by an amount equal to the Tranche 1 Issue Price and the Investor will pay the Issue Price equal to the Tranche 1 Issue Price in respect of such upsize in full on the day that is 2 Business Days after receipt of Shareholder Approval; and
o    by the date that is 6 months from the Signing Date, the principal amount of the Sub Debt Instrument shall be upsized by a further amount equal to the Tranche 1 Issue Price and the Investor will pay the Issue Price equal to the Tranche 1 Issue Price in respect of such further upsize on the date that is 2 Business Days after the date which is 6 months from the Signing Date, provided that if the Regulatory Approvals are obtained at any time after the Shareholder Approval, the obligation of the Investor to pay the Issue Price for the Tranche 2 Notes, being the amount of Tranche 2 Issue Price, shall set off against the obligation of the Issuer to repay the principal amount of the Sub Debt Instrument then outstanding so that the cash amount or new money payable by the Investor in relation to the issue of the Tranche 2 Notes will be the Tranche 2 Issue Price less the amount of the principal outstanding under the Sub Debt Instrument. In such case, the Tranche 2 Issue Price shall be payable within 2 Business Days of obtaining the Regulatory Approvals.

Issue Date:
The Issuer will issue the applicable Sub Debt Instrument / Notes to the Investor within 2 Business Days after receipt of the applicable Issue Price from the Investor ("Issue Date").
The Investor agrees to subscribe for, and the Issuer agrees to issue, the Sub Debt Instrument / Notes on the terms set out in this Term Sheet, and the Issuer will take all steps necessary for the Shareholder Approval to be obtained, including convening the relevant shareholding meeting, the preparation of all documents necessary for such meeting and ensuring that the board of directors of the Issuer ("Board") recommends the transaction to shareholders, subject to an independent expert finding the transaction fair and reasonable or not fair but reasonable, and in the absence of a superior proposal. If Shareholder Approval has not been obtained within 5 months of the Signing Date, the Issuer shall have no obligation to issue, and the Investor shall have no obligation to subscribe for (or pay the Issue Price for) the Tranche 2 Notes. The Issuer is targeting a shareholder meeting to obtain Shareholder Approval within 3 months of the date of Signing Date to facilitate the issue of the Tranche 2 Notes and their conversion into Shares. The Investor will have no obligation to subscribe for Tranche 2 Notes if there has been an event of default in relation to the Sub Debt Instrument. the Tranche 1A Notes or the Tranche 1B Notes.

Maturity Date:	2 July 2029.
Coupon:
9.0% per annum.
Interest to be compounding and payable quarterly in arrears on the aggregate principal amount of the Sub Debt Instrument / Notes outstanding. For the avoidance of doubt, no Coupon is payable on the Notes that have not been issued, nor any Notes that have been converted into Shares.
At the Issuer’s election, any quarterly Coupon amount can be paid (i) in cash, or (ii) in kind via an increase in a separate cash liability (the “PIK Liability”) and not via an increase in the aggregate amount of Sub Debt / Notes outstanding.
If the Issuer elects to pay one or more Coupon payments in kind, the Issuer may make one or more payments to the Investor prior to the Maturity Date to reduce or extinguish the then outstanding PIK Liability. Such payments can, at the Issuer's sole election be in cash, or can be satisfied by the issue of Shares (with such number of Shares to be determined based on the arithmetic average of the daily VWAP of the Shares for the 15 consecutive Trading Days immediately preceding the date the Issuer provides notice to the Investor of such payment and provided the issue of such Shares does not result in any breach of law, including under the Corporations Act or any relevant gaming legislation). The PIK Liability shall otherwise become due and payable on the Maturity Date.

Conversion Price / Conversion Shares:
Tranche 1A Notes, Tranche 1B Notes and Tranche 2 Notes will have a Conversion Price of 8 cents per Share (such Conversion Price subject to customary adjustments (including for rights issues, issues of securities at less than market price, consolidations, reclassifications and subdivisions of securities, cancellation of capital, modification of rights of securities, the payment of dividends. capital distributions and security issues to shareholders credited as fully paid by way of capitalisation or profits or reserves) in-line with those adjustments stipulated for issues of convertible note instruments by ASX listed issuers (the “Conversion Price Adjustments”), which based on the Issuer's current issued share capital of 2,868,680,877 Shares will result in:
•Tranche 1A Notes Conversion Shares: 278,517,860 Shares, being an amount equal to 9.71% of the Issuer's existing issued share capital;
•Tranche 1B Notes Conversion Shares: 139,258,930 Shares, being an amount equal to 4.85% of the Issuer's existing issued share capital; and
•Tranche 2 Notes Conversion Shares: 3,332,223,210 Shares.

Conversion at Election of Investor:
Subject to the remainder of this provision, the Investor may convert the outstanding Notes into the applicable Conversion Shares in the period commencing on the date which is 3 Business Days following the later of (i) the Issue Date of each of the Tranche 1A Notes, Tranche 1B Notes and the Tranche 2 Notes (as applicable); and (ii) the date on which the any conditions applying to those Notes have been satisfied or waived (which, for the avoidance of doubt, will include obtaining Regulatory Approvals in relation to the conversion of the Tranche 1B Notes if they are held by the Investor), and ending on the date which is 5 Business Days prior to the Maturity Date; provided, in each case, such date does not fall within a ‘Blackout Period’ as defined in the Issuer’s Securities Trading Policy. To give effect to any on-sale by the Investor of any Shares issued on conversion, the Issuer will lodge a prospectus with ASIC on the Issue Date of the Tranche 2 Notes that relates to both the Tranche 2 Notes and Shares issued on conversion of the Tranche 1A Notes and Tranche 1B Notes.
The number of Shares to be issued on conversion of the Notes shall be subject to any restrictions in the Constitution of the Issuer or under any applicable law or regulation, including under any Regulatory Approvals.
In order to convert the applicable Notes into the applicable Conversion Shares, the Investor must issue a notice (a "Conversion Notice") to the Issuer during a conversion period referred to above informing it of the Investor's election to convert the Notes and, subject to these terms and conditions, the Issuer will issue and seek quotation of the applicable Conversion Shares within 5 Business Days of receipt of such notice.
If Shareholder Approval is required to be refreshed for the conversion of the Notes and conversion would result in the Investor breaching section 606 of the Corporations Act, then the Issuer will seek refreshed Shareholder Approval mutatis mutandis.

Redemption at Maturity:
Automatic redemption of the Notes on the Maturity Date at the Redemption Price (including any accrued but unpaid interest), if the Investor has not otherwise exercised its conversion rights with 10 Business Days' notice.
The Issue Price in respect of the Tranche 2 Notes will be applied to redeem the principal amount of the Sub Debt Instrument in full and such part of the Issue Price that is to be applied in this manner will be set-off against the amount payable by the Issuer to the Investor on redemption of the Sub Debt Instrument.
If Shareholder Approval has not been obtained by the date that is 5 months from the Signing Date, automatic redemption shall apply in relation to the Sub Debt Instrument, whereby the Issuer shall be required to pay the Investor, within 120 days, the principal amount of the Sub Debt Instrument, together with any accrued but unpaid interest (for the avoidance of doubt, including any PIK Liability relating to the Sub Debt Instrument then outstanding).
If the Regulatory Approvals have not been obtained by the date that is 13 months from the Signing Date, the Sub-Debt Instrument shall be redeemable in full at the election of the Investor, by notice in writing. Upon receipt of such written election from the Investor, the Issuer shall be required to pay the Investor, within 120 days, the principal amount of the Sub Debt Instrument, together with any accrued but unpaid interest (for the avoidance of doubt, including any PIK Liability then outstanding).

Redemption at the Option of the Investor:	The Investor may, by notice in writing no later than 10 Business Days following the occurrence of a Prescribed Redemption Event (or such longer period as the Issuer may permit), elect in its discretion to redeem all of its Sub Deb Instrument / Notes. Upon such election, the Issuer shall be required to pay to the Investor, within 120 days of such notice, the Redemption Price of the Sub Debt Instrument / Notes, together with any accrued but unpaid interest (for the avoidance of doubt, including any PIK Liability then outstanding), subject to the subordination set out below.
Prescribed Redemption Event:
•Change of Control: there is a Change of Control in respect to the Issuer. A “Change of Control” occurs in respect of the Issuer where a person (together with its associates), other than the Investor and its associates, acquires or holds a relevant interest in more than 50 percent of the Shares in the Issuer (excluding relevant interests under conditional contracts); or
•Delisting: the Shares cease (on a permanent basis) to be quoted, listed or admitted to trading on the ASX, other than following a Change of Control.
If (i) a Change of Control as defined above occurs under a takeover bid or scheme; (ii) following the Change of Control, the Investor has not converted all of its outstanding Notes or redeemed all of its outstanding Notes; and (iii) in the case of a scheme, the acquirer would otherwise be entitled to acquire any outstanding Shares in the Issuer so as to give the acquirer and its associates relevant interests in 100% of the Shares in the Issuer or, in the case of a takeover bid which has become unconditional, the acquirer and its associates would otherwise be entitled to acquire at least 50% of the Shares in the Issuer, then the Investor must, if required by the Issuer to do so, redeem all of the Notes.

Redemption Price:
Higher of:
•100.0% of the aggregate principal amount of the applicable Sub Debt Instrument / Notes, plus any accrued and unpaid interest; or
•for a Prescribed Redemption Event or Redemption at Maturity, the cash settled value for the relevant portion of the Notes on an as converted basis, based on the arithmetic average of the daily VWAP of the Shares for the 15 consecutive Trading Days prior to redemption (unless prior to the Prescribed Redemption Event or Maturity Date, the Issuer has issued a prospectus to facilitate conversion of the Notes and on-sale of any Conversion Shares).

Undertakings, Representations and Warranties:
•The Issuer and the Investor give customary representations and warranties as at the signing date of the Long Form Agreements in relation to registration, power and capacity, solvency, authorisations, compliance with law, ranking, capital structure, accuracy of information and no undisclosed litigation (as applicable).
•In respect of the Sub Debt Instrument, from and after the Signing Date while the Sub Debt Instrument remains outstanding, and provided that the Investor (or, in the case of the Sub Debt Instrument held by the Other Investor, the Other Investor) is not in material default of its obligations under the Term Sheet or the Long Form Agreements and that such default is not subsisting, the Issuer must comply (and must procure that each other member of the Issuer Group complies) with various customary undertakings ("Sub Debt Undertakings") subject to customary exceptions which will include where applicable (but only in relation to a Sub Debt Undertaking in this Term Sheet when specifically expressed to apply to that Sub Debt Undertaking) (a) ordinary course of business, (b) matters required to comply with applicable laws and regulations, and (c) matters required to ensure that members of the Issuer Group may satisfy and perform their obligations under agreements entered into before the Signing Date (but this does not apply to any agreements, amendments, waivers or releases relating to those agreements entered into or made or given on or after the Signing Date. The Investor acknowledges the Issuer’s existing agreement to exit Destination Brisbane Consortium and consolidate The Star's position at the Gold Coast announced on 7 March 2025). The Sub Debt Undertakings include: (i) subject to exceptions (a) and (b) only, no unbudgeted expenditures based on the 15 month liquidity scenario document dated April 6, 2025 (it being understood and agreed that the parties will mutually agree on a revised budget in connection with Long Form Agreements, which shall replace the April 6, 2025 document for purposes of these undertakings), (ii) subject to exceptions (b) and (c) above only (with respect to exception (c), solely as it relates to pre-Signing Date agreements with regulatory authorities), the quantum and terms of fines and penalties to be agreed with the Investor (with no payments prior to Long Form Agreements being in place, other than a payment of AUD 5,000,000 by way of the second instalment of the NICC pecuniary penalty, or unless otherwise agreed with the Investor), (iii) subject to exception (c) above only, non-disposal of material assets, (iv) no changes to the constitutions / constituent documents of members of the Issuer Group, (v) compliance with laws, and (vi) subject to exception (c) above only, provision of information to the Investor.
•While the Sub Debt Instrument remains outstanding and prior to the date that is five Business Days after a Change of Control event (if any), and provided that the Investor (or, in the case of the Sub Debt Instrument held by the Other Investor, the Other Investor) is not in material default of its obligations under the Term Sheet or the Long Form Agreements and that such default is not subsisting, the Issuer, as additional Sub Debt Undertakings, must not (and must procure that each other member of the Issuer Group does not), without the prior written consent of the Investor: (i) issue (or agree to issue) any ordinary shares, equity securities or debt securities for the primary purpose of raising capital, (ii) enter into debt financing agreements (other than under or in accordance with the Senior Facilities), (iii) subject to exception (c) above only, enter into any material contract to acquire or dispose of an asset of the Issuer Group; (iv) enter into any material operating contract in each case that creates an aggregate annual liability above an agreed threshold, and (v) other than drawing down bank guarantee and other transactional facilities in the ordinary course of business, and other than as expressly required under the Senior Facilities, agree to take any action, or allow any other member of the Issuer Group to agree to take any action, which would be a Voluntary Secured Lender Action (as defined below).
•"Voluntary Secured Lender Action" means (i) amending, extending, renewing, novating, replacing, supplementing or otherwise varying (including granting any waiver in relation to), any Senior Facilities, or creating any new secured facilities, (ii) increasing the principal amount available or permitted to be outstanding under the Senior Facilities, (iii) shortening the time for payment of a principal amount of the Senior Facilities, (iv) extending the maturity date for all or any part of the Senior Facilities, (v) increasing the applicable margins or line fees (or the frequency of payment of interest or line fees), or any line fees, in respect of the Senior Facilities (other than as a result of selection of interest periods in accordance with the Senior Facilities), (vi) increasing default interest or other amounts payable only on the occurrence of or after an event of default or default under the Senior Facilities, (vii) rendering any financial covenant under the Senior Facilities more onerous, (viii) varying the obligations of a member of the Issuer Group under the Secured Facilities so that such relevant member becomes subject to materially more onerous obligations than the obligations under the Senior Facilities as at the Signing Date, and/or (ix) varying any definitions in the Senior Facilities to the extent the changes would result in any event or circumstance in paragraphs (i) to (viii) above occurring.

Events of Default:
•Default: the Issuer defaults on any payment or fails to comply in a material respect with any other material term of this Term Sheet or the Notes (or the Long Form Agreements).
•Cross default: any financial indebtedness of the Issuer or another member of the Issuer Group in excess of AUD 50,000,000 (A) is not paid when due (or within an applicable grace period); or (B) becomes due and payable before its stated maturity or expiry.
•Insolvency: the Issuer or another member of the Issuer Group has had a controller (as defined in the Corporations Act) appointed or is in liquidation or provisional liquidation, or is under administration.
•Breach of Undertaking: while the Sub Debt Instrument remains outstanding, the Issuer breaches a Sub Debt Undertaking.
Any event of default is, where appropriate, subject to a cure period of 20 Business Days from the date on which the Investor gives the Issuer notice of occurrence of the event of default, following which, the Investor may declare all amounts outstanding to be due and payable under the Sub Debt Instruments and the Notes within 120 days of notice and subject to interest accruing daily at the Coupon rate plus Default Interest (subject to the subordination set out below).

Default Interest:	2.00% per annum on any overdue principal.
Transferability and Nominee:
Sub Debt Instrument is not transferable, other than to any of the Investor's related entities with notification to the Issuer and subject to any regulatory approvals and the Subordination Deed.
Tranche 2 Notes are transferable, with notification to the Issuer and subject to any regulatory approvals and the Subordination Deed.
The Investor may nominate a wholly-owned subsidiary of the Investor to hold the Notes by providing written notice to the Issuer, subject to any regulatory approvals ("Investor Nominee"). If the Investor elects the Investor Nominee to hold the Notes, the Investor must procure that Investor Nominee complies with all relevant obligations of the Investor set out in this Term Sheet and the Long Form Agreements.

Subordination of Sub Debt Instrument / Notes:
On the Signing Date, the Investor agrees to enter into a Subordination Deed (in the form reviewed by the parties, being the pro forma subordination deed under the Senior Facilities) in favour of, and on terms satisfactory to, the Issuer's senior secured lenders ("Senior Lenders"), which will provide that the Investor rights in respect of the Sub Debt Instrument / Notes shall be subordinated in favour of the Senior Lenders under the Issuer's existing secured corporate facility (the "Senior Facility" / “Senior Facilities”). The Investor will covenant in favour of the Issuer that the Investor will not take any action under this Term Sheet (or any Long Form Agreements), or in respect of the Sub Debt Instrument / Notes, which would breach any of its obligations under the Subordination Deed. The Issuer will covenant with the Investor to use reasonable endeavours, following the Signing Date, to negotiate with the Senior Lenders amendments to the Subordination Deed that are satisfactory to the Issuer.

Board Appointment and Operational Appointment:
Following the Signing Date, the Investor understands that the Issuer would:
•appoint Bruce Mathieson Jnr and Soo Kim as Board observers (being persons who will attend the Board meetings as invitees and not 'Observers' from a regulatory perspective) (subject to those appointments having satisfied all regulatory and other appointment requirements); and
•announce to the Issuer's shareholders that in connection with the Shareholder Approval:
o    following the Shareholder Approval, it will appoint David Curry and Con Nikitas (subject to appropriate due diligence by the Issuer and having satisfied all regulatory and other appointment requirements) to operational roles at the Issuer as agreed between the Issuer and the Investor; and
o    on the conversion of the Notes, additional and/or replacement directors will be put forward by the Investor (and/or the Other Investor, as applicable) to join the Board of the Issuer so that, following conversion of the Notes and subject to regulatory approvals, the Investor (assuming the Other Investor does not subscribe for Tranche 1B Notes, the Sub Debt Instrument and Tranche 2 Notes) will have majority representation on the Board.

Future Offers of Shares by the Issuer:	Nothing in this Term Sheet or the Long Form Agreements shall restrict the Issuer from undertaking any offer of Shares, once the Tranche 1A Notes and Tranche 1B Notes have been issued and the shareholder meeting for the Shareholder Approval has been held in respect of the Tranche 2 Notes, including any entitlement offer to existing holders of its Shares, subject to the Conversion Price Adjustments and the Sub Debt Undertakings (while the Sub Debt Instrument remains outstanding).
Definitions:
"ASX" means ASX Limited and, as the context requires, the market operated by it.
"Business Day" means a weekday on which banks are open in New South Wales, Australia
"Listing Rules" means the listing rules of the ASX, as amended from time to time.
"Shares" means fully paid ordinary shares of the Issuer.
"Trading Days" has the meaning given to that term in the Listing Rules.
"VWAP" means in respect of a Share on any Trading Day the volume-weighted average price on ASX on such Trading Day published by or derived from Bloomberg page SGR AU Equity HP (setting Weighted Average Line and using values not adjusted for any event occurring after such Trading Day; and for the avoidance of doubt, all values will be determined with all adjustment settings on the DPDF Page switched off) for such Share.

Costs:	Each party must bear its own costs arising out of the negotiation, preparation and execution of this Term Sheet and the transaction documents, including the Long Form Agreements and Subordination Deed.
Status of Term Sheet
The parties agree that this Term Sheet constitutes a binding agreement between the parties and sets out binding, enforceable legal obligations with respect to the matters referred to in it or contemplated by it. The parties intend to and will be immediately bound to perform their obligations under this Term Sheet on its execution. Without affecting the binding nature of this Term Sheet, the parties will agree to work together in good faith to prepare and negotiate long form agreements with respect to the Sub Debt Instrument and the Notes consistent with this Term Sheet ("Long Form Agreements") within 10 Business Days of the Signing Date or such other date as agreed in writing by the Issuer and the Investor. If the terms of any Long Form Agreements are finalised and executed by the parties, those terms will be taken to form part of or be in substitution for (as the parties may then agree) the agreement for the transactions constituted by this Term Sheet, but if the parties are unable to agree on the Long Form Agreements, this Term Sheet will continue as a binding agreement between the parties.

Entire Agreement:
Subject to the Subordination Deed, and any Long Form Agreements which may be entered into between the parties, this Term Sheet contains the entire agreement between the parties in relation to its subject matter. To the maximum extent permitted by law, all terms, conditions, warranties and statements (whether express, implied, written, oral, collateral, statutory or otherwise) which are not expressly set out in this agreement are excluded and, to the extent they cannot be excluded, the Issuer disclaims all liability in relation to them. Further, to the maximum extent permitted by law, the Investor agrees not to make and waives any right it might have to make any claim against the Issuer or any of its representatives under: (i) Part 7.10 of the Corporations Act; (ii) the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act; or (iii) the Australian Consumer Law (as contained in Schedule 2 of the CCA and equivalent State and Territory fair trading legislation), or (iv) any corresponding or similar provision to any of the above of any Australian State or Territory legislation or any similar provision to any of the above of any legislation in any relevant jurisdiction or any other applicable laws.

No Assignment:	The rights and obligations of the parties under this Term Sheet are personal and may not be assigned to any other person or assumed by any other person except with the written consent of both parties to this Term Sheet.
Counterparts:	This Term Sheet may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one agreement.
Investor Confirmations:
The Investor confirms and warrants to the Issuer that, other than as set out or contemplated in this Term Sheet, the Investor has all necessary regulatory approvals and consents required in order for it to enter into and perform its obligations under this agreement, and that it is a person to whom offers of securities are exempt from disclosure under Chapter 6D of the Corporations Act.
The Investor acknowledges and confirms that, although it was offered the opportunity to do so, it has conducted no due diligence enquiries with respect to the Issuer Group other than (1) reviewing the 15 month liquidity scenario documents dated April 2, 2025 and April 6, 2025 and publicly available information and (2) certain limited conversations with representatives of the Issuer Group, and that it is nevertheless willing to enter into this Term Sheet.

Governing Law:	This Term Sheet is governed by the Laws of New South Wales and the parties submit to the non-exclusive jurisdiction of the courts of New South Wales.

Executed as an agreement.

Executed in accordance with section 127 of the Corporations Act 2001 by The Star Entertainment Group Limited:
/s/Anne Ward	/s/Stephen McCann
Director Signature	Director/~~Secretary~~ Signature
ANNE WARD	STEPHEN McCANN
Print Name	Print Name

Executed by Bally’s Corporation by its duly authorized representative:

/s/George Papanier
Signature
George Papanier
Name
President
Title